Exhibit 4.2

SECURITY AGREEMENT—BORROWERS

SECURITY AGREEMENT, dated as of September 30, 2004 (this “Agreement”), among each of UNOVA, INC., a Delaware corporation, UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC., a Delaware corporation, INTERMEC TECHNOLOGIES CORPORATION, a Washington corporation, INTERMEC INTERNATIONAL INC., a Washington corporation,  INTERMEC TECHNOLOGIES MANUFACTURING, LLC, a Washington limited liability company, INTERMEC IP CORP., a Delaware corporation and UNOVA IP CORP., a Delaware corporation (together, the “Borrowers”), and KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Administrative Agent (the “Administrative Agent”) for the benefit of the Secured Parties (each as defined below).

RECITALS

WHEREAS, the Borrowers, various financial institutions (the “Lenders”) and KeyBank, as Administrative Agent and as LC Issuer (together with the Lenders, the “Secured Parties”) are parties to a Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders will extend credit by means of making Loans and the LC Issuer will issue  Letters of Credit to or for the account of the Borrowers or other Letter of Credit Obligors;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Borrowers enter into this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.              Definitions.

(a)           Unless otherwise indicated, terms defined in the Credit Agreement are used herein as defined therein to the extent so defined.  All other terms contained in this Agreement, unless the context indicates otherwise or unless otherwise defined herein, shall have the meanings provided for in the UCC.

(b)           As used in this Agreement and all other Loan Documents, the following UCC terms shall have the meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) ascribed to such terms in the UCC: “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Deposit Account”, “Document”, “Commodity Account”, “Commodity Contract”, “Commodity Customer”, “Commodity Intermediary”, “Entitlement Holder”, “Equipment”, “Financial Asset”, “Fixture”, “General Intangible”, “Instrument”, “Inventory”, “Issuer”, “Investment Property”, “Letter of Credit Rights”, “Motor Vehicles”, “Proceeds”, “Secured Party”, “Securities Account”, “Securities Act”, “Securities Intermediary”, “Security”, “Security Agreement”, “Security Certificate”, “Security Entitlement”, “Security Interest”, “Supporting Obligations” and “Uncertificated Security”.

(c)           In addition, as used herein:

“Additional Pledged Collateral” means all shares of, limited and /or general partnership interest in, and limited liability company interests in, and all securities convertible into, and warrants, options and other rights to purchase or otherwise acquire, stock of, either (i) any Person that, after the Closing Date, as a result of any occurrence, becomes a Subsidiary of a Borrower, or (ii) any issuer of Pledged Stock, any entity that is acquired by such Borrower after the Closing Date; all certificates or other instruments representing any of the foregoing; all Security Entitlements of such Borrower in respect of any of the foregoing; all additional Indebtedness from time to time owed to such Borrower by any obligor on the Pledged Notes and the instruments evidencing such Indebtedness; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.  Additional Pledged Collateral may be General Intangibles or Investment Property; provided that that in no event shall any Borrower be required to pledge more than 65% of the capital stock of a Subsidiary that is not a Domestic Subsidiary; and provided further that in no event shall any Borrower be required to cause the pledge of any capital stock of any direct or indirect Subsidiary of any direct Foreign Subsidiary of a Borrower.

“Assignee Deposit Account” has the meaning assigned to such term in Section 4.

“Collateral” has the meaning assigned to such term in Section 3.

“Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Excluded Property” means:

(a)           any permit, lease, license, contract or other agreement held by a Borrower or any Subsidiary Guarantor that validly prohibits the creation by such Borrower or such Subsidiary Guarantor of a security interest therein, or in the case of licenses, the assignment thereof;

(b)           Equipment or Fixtures owned by a Borrower or any Subsidiary Guarantor on the Closing Date that is subject to a purchase money Lien or a Capitalized Lease (in each case as otherwise permitted by the Credit Agreement) if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease) validly prohibits the creation of any other Lien on such Equipment or Fixtures;

(c)           Motor Vehicles owned by a Borrower  or a Subsidiary Guarantor;

(d)           cash and cash equivalents permitted to be subject to Liens pursuant to Sections 5.3(d)(A), (B) and (O) of the Credit Agreement;

(e)           deposits and cash pledges securing only workers’ compensation, unemployment insurance or similar obligations  in the ordinary course of business; and

(f)            the capital stock of The Factory Power Company, an Ohio corporation,

and, in each case, only to the extent, and for so long as, such permit, lease, license, contract or other agreement, validly prohibits the creation of a Lien in such property in favor of the Administrative Agent and, upon the termination of such prohibition (howsoever occurring), such permit, lease, license, contract, other agreement or Equipment shall cease to be “Excluded Property”.

“Foreign Subsidiary” means a Subsidiary of a Borrower that is not a Domestic Subsidiary.

“Issuers” means, collectively, the respective corporations, partnerships or other entities identified as such on Annex 3, and each other Subsidiary of any Borrower formed or acquired after the date hereof and required to be added as an “Issuer” under this Agreement.

“Lockbox” means a post office box of a Borrower or a Subsidiary Guarantor, as to which a lockbox bank has access, and into which the collections on such Borrower’s or Subsidiary Guarantor’s Accounts are delivered by Account Debtors.

“Material Copyrights” means all Copyrights of a Borrower having a material value or otherwise necessary for, or material to, the operation of the business of such Borrower as presently conducted, as determined by such Borrower in good faith after due inquiry.  The Material Patent and Trademark Listing contains a list of all of the Borrowers’ Material Copyrights as of the Closing Date.

“Material Copyright Collateral” means, with respect to a Borrower, all of such Borrower’s (i) Material Copyrights (and all future Material Copyrights pledged hereunder pursuant to Section 5.06(b)), (ii) the right to sue or otherwise recover for any and all past, present and future infringement, misappropriation, or improper, unlawful or unfair use of any of the foregoing, and all damages and payments for past and future infringements and misappropriations thereof, and (iv) the rights of such Borrower under all commitments, understandings, instruments, leases, licenses, pledges, mortgages, indentures, notes, purchase or sale orders, promises and similar arrangements evidencing or creating any obligation, whether written or oral, related to any of the foregoing, including any royalties and income.

“Material Intellectual Property” means, with respect to any Borrower, all Material Copyrights, Material Patents and Material Trademarks of such Borrower.

“Material Intellectual Property Collateral” means the Material Patent Collateral, the Material Trademark Collateral and the Material Copyright Collateral.

“Material Patents” means all Patents of a Borrower having a material value or otherwise necessary for, or material to, the operation of the business of such Borrower as presently conducted, as determined by such Borrower in good faith after due inquiry.  The Material Patent and Trademark Listing contains a list of all of the Borrowers’ Material Patents as of the Closing Date.

“Material Patent Collateral” means, with respect to a Borrower, all of such Borrower’s (i) Material Patents (and all future Material Patents pledged hereunder pursuant to Section 5.06(b)), (ii) all inventions, improvements and designs described and claimed in any Material Patent and the right to make, use, sell and advertise for sale the same, (iii) the right to sue or otherwise recover for any and all past, present and future infringement, misappropriation, or improper, unlawful or unfair use of any of the foregoing, and all damages and payments for past and future infringements and misappropriations thereof and (iv) the rights of such Borrower under all commitments, understandings, instruments, leases, licenses, pledges, mortgages, indentures, notes, purchase or sale orders, promises and similar arrangements evidencing or creating any obligation, whether written or oral, related to any of the foregoing, including any royalties and income.

“Material Trademarks” means all Trademarks of a Borrower having a material value or otherwise necessary for, or material to, the operation of the business of such Borrower as presently conducted, as determined by such Borrower in good faith after due inquiry. The Material Patent and Trademark Listing contains a list of all of the Borrowers’ Material Trademarks as of the Closing Date.

“Material Trademark Collateral” means, with respect to a Borrower, all of such Borrower’s (i) Material Trademarks (and all future Material Trademarks pledged hereunder pursuant to Section 5.06(b)), (ii) all goodwill connected with the use of, and symbolized by, each Material Trademark; (iii) the right to sue or otherwise recover for any and all past, present and future infringement, misappropriation, or improper, unlawful or unfair use of any of the foregoing, and all damages and payments therefor and (iv) the rights of such Borrower under all commitments, understandings, instruments, leases, licenses, pledges, mortgages, indentures, notes, purchase or sale orders, promises and similar arrangements evidencing or creating any obligation, whether written or oral, related to any of the foregoing, including any royalties and income.

“Obligations” means all “Obligations” as defined in the Credit Agreement and all other obligations of each Borrower and all other amounts whatsoever now or hereafter arising from time to time owing to the Lenders, the LC Issuer or the Administrative Agent under this Agreement and the other Loan Documents (including, without limitation, principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof).

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of the Borrowers, all certificates or other instruments representing any of the foregoing, all Security Entitlements of the Borrowers in respect of any of the foregoing, all dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.  Pledged Collateral may be General Intangibles or Investment Property.

“Pledged LLC Interests” means all of each Borrower’s right, title and interest as a member of any limited liability company and all of such Borrower’s right, title and interest in, to and under any operating or limited liability company agreement to which it is a party, provided that “Pledged LLC Interests” shall be deemed to only include 65% of the membership or unit interest of a Subsidiary that is not a Domestic Subsidiary.  For the avoidance of doubt, Pledged LLC Interests shall not include the membership interest of a direct or indirect Subsidiary of any direct Foreign Subsidiary of a Borrower.

“Pledged Notes” means all right, title and interest of each Borrower in the Instruments evidencing all Indebtedness owed to such Borrower, issued by the obligors named therein, and all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” shall mean all of each Borrower’s right, title and interest as a limited and/or general partner in all partnerships (including limited partnerships) and all of such Borrower’s right, title and interest in, to and under any related partnership agreements to which it is a party; provided that “Pledged Partnership Interests” shall be deemed to only include 65% of the partnership interests of a Subsidiary that is not a Domestic Subsidiary.  For the avoidance of doubt, Pledged Partnership Interests shall not include the partnership interest of a direct or indirect Subsidiary of any direct Foreign Subsidiary of a Borrower.

“Pledged Stock” means the shares of capital stock of an Issuer owned by each Borrower; provided, however, that with respect to a Foreign Subsidiary, only up to 65% of each class of the capital stock of such Foreign Subsidiary shall be deemed to be pledged hereunder.  For the avoidance of doubt, Pledged Stock shall not include the capital stock of any direct or indirect Subsidiary of any direct Foreign Subsidiary of a Borrower.

“Secured Parties” means the Lenders, the LC Issuer, any Designated Hedge Creditor, the Administrative Agent and all other holders of Obligations.

 “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

Section 2.              Representations and Warranties.  Each Borrower represents and warrants that:

(a)           Title and Priority.  Each Borrower is the sole beneficial owner of and has the legal and valid right to use and grant a security interest in the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists or will exist upon such Collateral at any time, except for Liens not prohibited by the Credit Agreement.  The security interest created hereunder constitutes a valid and, once appropriate financing statements are duly filed in the central UCC filing office of the jurisdiction of organization of each Borrower, perfected security interest under the UCC in the Collateral with respect to which a security interest may be perfected by such filing and in which such Borrower purports to grant a security interest pursuant to Section 3, subject to no equal or prior Lien except as expressly permitted by Section 5.3(d) of the Credit Agreement.

(b)           Names, Locations.   The full and correct legal name, type of organization, jurisdiction of organization, organizational identification number (if applicable) and mailing address of such Borrower are correctly set forth in Annex 1.  Annex 1 also correctly specifies (A) the location of such Borrower’s registered office and all domestic locations of its respective operations and whether such locations are owned or leased (and if such Borrower has more than one place of business, such description shall also designate such Borrower’s chief executive office), including, an indication of any such location in which such Borrower has an interest in the related real property with a fair market value in excess of One Million Dollars ($1,000,000), (B) each domestic location (not already set forth in clause (A)) above where the Goods (other than Motor Vehicles constituting Equipment and Goods in transit) of such Borrower are located, (C) the domestic location and name of any warehouseman, bailee, processor or consignee at which Collateral having a value in excess of Five Thousand Dollars ($5,000) is located and a good faith estimate of the fair market value of the Collateral located at each such location, (D) each domestic location owned or leased by such Borrower where the Borrowers have Fixtures used in the Borrowers’ business operations (for avoidance of doubt, excluding any Fixtures used in connection with the Borrowers’ operation of real property or physical improvements to real property) (and an indication of each such leased site where the total aggregate value of such Fixtures, as determined by such Borrower’s good faith estimate, such estimate not to be less than such Fixtures’s aggregate book value, is greater than $500,000),  (E) each domestic location where such Borrower keeps records concerning its Accounts and General Intangibles and  (F) all former legal names and tradenames used by such Borrower during the five year period prior to the Closing Date.

(c)           Changes in Circumstances.  Except as specified in Annex 1, such Borrower has not (i) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC) and (ii) within the period of five years prior to the date hereof, changed its legal name or used any trade name.

(d)           Accounts.  Annex 2 lists all Deposit Accounts, Securities Accounts and Commodity Accounts and Lockboxes of such Borrower in existence on the Closing Date.

(e)           Pledged Stock; Pledged Notes.  The Pledged Stock identified under the name of such Borrower in Annex 3 is, and all other Pledged Stock in which such Borrower shall hereafter deliver to the Administrative Agent pursuant to Section 3 will be, duly authorized, validly existing, fully paid and non-assessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter or by-laws of the respective Issuer of such Pledged Stock (except for any such restriction contained herein or in the Credit Agreement).  The Pledged Stock identified under the name of such Borrower in Annex 3 constitutes all of the issued and outstanding shares of capital stock of any class of the Issuers beneficially owned by such Borrower (whether or not registered in the name of such Borrower) and Annex 3 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock, the respective class and par value of the shares constituting such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate.  Each Pledged Note issued to such Borrower and pledged by such Borrower hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the obligor thereunder, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  None of the Pledged Partnership Interests nor the Pledged LLC Interests exist in certificated form.

(f)            Fair Labor Standards Act.  Any Goods now or hereafter produced by such Borrower or any of its Subsidiaries included in the Collateral have been and will be produced in all material respects in compliance with the requirements of the Fair Labor Standards Act, as amended.

(g)           Intellectual Property.

(1)           All of the issued patents, trademark registrations and copyright registrations among the Material Intellectual Property are currently in compliance with formal legal requirements in all material respects (including payment of filing, examination and maintenance fees) and valid and enforceable in all material respects.  No Material Intellectual Property has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding, and, other than certain “Smart Battery” and “Removable Hard Drive” patents, no Material Intellectual Property has been or is infringed or has been or is challenged or threatened in any way.

(2)           Each Borrower is not aware that it has failed to take all reasonably necessary steps to use consistent standards of quality in the distribution and sale of all products sold and the provision of all services provided under or in connection with any of the Material Trademark Collateral or has failed to take all necessary steps to ensure that all licensed users of any of the Material Trademark Collateral adhere to such consistent standards of quality.

Section 3.              Collateral.  To secure the prompt payment and performance of the Obligations, each Borrower hereby grants to the Administrative Agent, for itself in its capacity as Administrative Agent hereunder and for the benefit of the Secured Parties, a continuing security interest in and a pledge of all of the tangible and intangible personal property and assets of such Borrower (including all Intellectual Property), whether now owned or existing or hereafter acquired or arising and wheresoever located (together, the “Collateral”), including, without limitation, all such Borrower’s:

(a)           Accounts,

(b)           Inventory,

(c)           Equipment and Fixtures,

(d)           General Intangibles,

(e)           Investment Property,

(f)            Deposit Accounts and any and all monies credited by or due from the Lenders or any other depository to such Borrower,

(g)           Pledged Collateral and any Additional Pledged Collateral (arising after the date hereof),

(h)           Material Intellectual Property Collateral,

(i)            All Supporting Obligations and Letter of Credit Rights,

(j)            Instruments, Documents, documents of title, policies and certificates of insurance, securities, goods, choses in action, Chattel Paper, cash or other property, to the extent owned by such Borrower or in which such Borrower has an interest, and

(k)           property which now or hereafter is at any time in the possession or control of any of the Secured Parties or in transit by mail or carrier to or from any of the Secured Parties or in the possession of any Person acting on a Secured Party’s behalf, without regard to whether such Secured Party received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether such Secured Party had conditionally released the same, and any and all balances, sums, Proceeds and credits of such Borrower with such Secured Party, and, (A) all accessions to, substitutions for, and all replacements, products and Proceeds of the foregoing including, but not limited to, Proceeds of insurance policies insuring such property, and Proceeds of any insurance, indemnity, warranty or guaranty payable to such Borrower and (B) all books, records, and other property (including, but not limited to, credit files, programs, printouts, computer software, and disks, magnetic tape and other magnetic media, and other materials and records) of such Borrower pertaining to any such above-referenced property; provided, however, that the foregoing grant of a security interest and pledge shall not include a security interest in or pledge of Excluded Property (but, notwithstanding anything set forth herein to the contrary, the Administrative Agent will be deemed to have, and at all times from and after the date hereof to have had, a security interest in and pledge of the Proceeds of such Excluded Property to the extent such Proceeds do not constitute Excluded Property).

Anything herein to the contrary notwithstanding, (a) each Borrower shall remain liable under the contracts and agreements included in such Borrower’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release such Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of such Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder

Section 4.              Collections. At all times other than during the occurrence and continuance of an Event of Default, each Borrower (a) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by such Borrower for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Borrower for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement), the cash Proceeds of Collateral and other money which constitutes Collateral, (b) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Collateral, as such Borrower may deem advisable, and (c) may grant, in the ordinary course of business, to any Account Debtor, any rebate, refund or allowance to which such Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to any related Account.  The Administrative Agent, however, may, at any time that an Event of Default exists, whether before or after any revocation of such power and authority or the maturity of any of the Obligations, notify any such Account Debtors to make payment to the Administrative Agent of any amounts due or to become due under such Accounts and enforce collection of any Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any Indebtedness thereunder or evidence thereby.  Upon request of the Administrative Agent during the existence of an Event of  Default, each Borrower will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

Upon request by the Administrative Agent during the existence of an Event of Default, each Borrower will forthwith, upon receipt, transmit and deliver to the Administrative Agent, in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Administrative Agent) which may be received by such Borrower at any time in full or partial payment or otherwise as Proceeds of any of the Collateral.  Except as the Administrative Agent may otherwise consent in writing, any such items which may be so received by such Borrower during the existence of an Event of Default will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent.  such Borrower will comply with the terms and conditions of any consent given by the Administrative Agent pursuant to the foregoing sentence.

During the existence of an Event of Default, all items or amounts which are delivered by each Borrower to the Administrative Agent on account of partial or full payment or otherwise as Proceeds of any of the Collateral shall be deposited to the credit of a Deposit Account (each an “Assignee Deposit Account”) of such Borrower maintained with the Administrative Agent, as security for payment of the Obligations.  A Borrower shall not have any right to withdraw any funds deposited in the applicable Assignee Deposit Account.   The Administrative Agent may, during the existence of an Event of Default, (i) exercise its right to exclusive control over any Deposit Account or Securities Account subject to a Deposit Account Control Letter or a Securities Account Control Letter, respectively, and (ii) require each Borrower to (and require such Borrower to cause each of its Subsidiaries (other than Foreign Subsidiaries and Excluded Subsidiaries) to) enter into the necessary agreements (including, without limitation, Deposit Account Control Letters and Securities Account Control Letters, if applicable) allowing for the Administrative Agent to have exclusive “control” (as such term is defined in the UCC) over each Deposit Account, Securities Account, Commodity Account or Lockbox of such Borrower or such Subsidiary.  During the existence of an Event of Default, all items or amounts which are delivered and/or deposited to any such controlled Deposit Account, Securities Account, Commodity Account or Lockbox shall be promptly transferred by the Administrative Agent to the Assignee Deposit Account.  The Administrative Agent may, from time to time, in its discretion, during the existence of an Event of Default, and shall upon request of the applicable Borrower made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account, toward payment of the Obligations, whether or not then due, in such order of application as provided in Section 7.4(d) of the Credit Agreement, and the Administrative Agent may, from time to time, in its discretion, to the extent permitted under the Credit Agreement, release all or any of such balance to such Borrower.

During the existence of an Event of Default, the Administrative Agent is authorized to endorse, in the name of any Borrower, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

Section 5.              Collateral Provisions; Remedies; Further Assurances; Termination.  In furtherance of the grant of the pledge and security interest pursuant to Section 3, each Borrower hereby agrees with the Administrative Agent and each other Secured Party as follows:

5.01        Perfection.  Each Borrower hereby (i) authorizes the Administrative Agent, at any time and from time to time, to file financing statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” or “all personal property and assets” of such Borrower, or words of similar effect, and which otherwise comply with and contain any other information required by the UCC for the sufficiency of filing office acceptance of any such financing statement, continuation statement, or amendment, (ii) authorizes the Administrative Agent, at any time and from time to time, to file financing statements, continuation statements, and amendments thereto, relating to any part of the Material Intellectual Property Collateral without the signature of such Borrower, with the United States Patent and Trademark Office (or any successor thereto),  (iii) agrees to use commercially reasonable efforts to obtain an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent, of any bailee, warehouseman or consignee in the United States having possession of Collateral with a fair market value greater than $1,000,000, stating that such Person holds such Collateral for the benefit of the Administrative Agent as secured party, (iv) agrees to use commercially reasonable efforts to obtain a landlord waiver, in form and substance reasonably satisfactory to the Administrative Agent, of the landlord of any domestic property leased by such Borrower containing Collateral with a fair market value greater than $1,000,000, and (v) otherwise agrees to take such other action and execute such assignments or other instruments or documents, in each case as the Administrative Agent may reasonably request, to evidence, perfect, or record the Administrative Agent’s security interest in the Collateral, now existing or hereafter arising, or to enable the Administrative Agent to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral; provided that, no action shall be required or taken to perfect any security interest in any non-U.S. jurisdictions except, with respect to 65% of the capital stock of the Issuers that are Foreign Subsidiaries that are first-tier Foreign Subsidiaries of a Borrower and not Excluded Foreign Subsidiaries granted hereunder, in which case, the Borrowers shall only be required to execute and deliver foreign law documents (including, without limitation, security pledge agreements or instruments (as applicable)) and make any necessary filings to fully perfect such pledge in the appropriate foreign jurisdictions (but such proviso shall not limit the Borrowers’ obligations with respect to creation, perfection or other security interest matters under the law of the United States).  Any such financing statement, continuation statement, or amendment may be filed by the Administrative Agent or its agents on behalf of such Borrower.

Each Borrower hereby authorizes the Administrative Agent, at any time and from time to time, with respect to each domestic location owned by such Borrower, to file “fixture” financing statements, continuation statements and amendments thereto as necessary to perfect the Administrative Agent’s security interest over such Borrower’s Fixtures.  With respect to each domestic location leased by such Borrower, where the Borrowers have Fixtures used in the Borrowers’ business operations (for avoidance of doubt, excluding any Fixtures used in connection with the Borrowers’ operation of real property or physical improvements to real property) where the total aggregate value of such Fixtures, as determined by such Borrower’s good faith estimate (such estimate not to be less than such Fixtures’ aggregate book value) is at least $500,000, then to the extent that (i) the applicable lease with respect to such location does not permit such Borrower to remove all of the Borrower’s Fixtures upon the termination of such lease (for any reason) or (ii) such Borrower does not have a landlord waiver in effect, in form and substance reasonably satisfactory to the Administrative Agent, from the landlord of such location, then, to the extent permitted by such Borrower’s lease or applicable law, the Administrative Agent, at any time and from time to time, may file “fixture” financing statements, continuation statements, and amendments thereto as necessary to perfect the Administrative Agent’s security interest over such Borrower’s Fixtures at such location (and to the extent that the applicable landlord’s consent is required under the terms of the underlying lease to authorize such filing, such Borrower will use its commercially reasonable efforts to obtain such consent).

Each Borrower shall, at any time and from time to time, take such steps as the Administrative Agent may reasonably request for the Administrative Agent: (i) to obtain a perfected security interest in any Pledged Collateral existing on the date hereof or any Additional Pledged Collateral hereafter arising and (ii) otherwise to assure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein.  If any Borrower shall at any time acquire a Commercial Tort Claim in excess of Five Million Dollars ($5,000,000), such Borrower shall promptly notify the Administrative Agent thereof in a writing, therein providing a reasonable description and summary thereof (which shall include the amount thereof), and upon delivery thereof to the Administrative Agent, such Borrower shall be deemed to thereby grant to the Administrative Agent (and such Borrower hereby grants to the Administrative Agent) a security interest and Lien in and to such Commercial Tort Claim and all proceeds thereof, all upon the terms of and governed by this Agreement, and such Borrower shall enter into a supplement to this Agreement confirming the grant of such security interest and Lien.

5.02        Other Financing Statements and Liens.  Except as otherwise permitted under the Credit Agreement (including under Section 5.3(d) thereof), without the prior written consent of the Administrative Agent, no Borrower shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties or (b) cause or permit any Person other than the Administrative Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.03        Preservation of Rights.  Neither the Administrative Agent nor any other Secured Party shall be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04        Special Provisions Relating to Pledged Collateral.

(a)           Each Borrower will cause the Pledged Collateral to constitute at all times (i) except as provided in clause (ii) below, 100% of the total number of shares of each class of capital stock (or in the case of any entity other than a corporation, the total membership, partnership or other equity interests) of each Issuer then outstanding and owned by such Borrower and (ii) in the case of any Foreign Subsidiary which is an Issuer hereunder, 65% of the total number of shares of each class of capital stock (or in the case of any entity other than a corporation, 65% of the total membership, partnership or other equity interests) of such Foreign Subsidiary.

(b)           So long as no Event of Default shall have occurred and be continuing, each Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral for all purposes, provided that such Borrower agrees that it will not vote the Pledged Collateral in any manner that is inconsistent with the terms of this Agreement, the Credit Agreement or any other Loan Document; and the Administrative Agent shall execute and deliver to such Borrower or cause to be executed and delivered to such Borrower all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Borrower may reasonably request for the purpose of enabling such Borrower to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.04(b).

(c)           Unless and until an Event of Default has occurred and is continuing, the Borrowers shall be entitled to receive and retain any dividends, distributions and interest on the Pledged Collateral.

(d)           If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Administrative Agent or any other Secured Party exercises any available right to declare any Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable Law or under this Agreement, the Credit Agreement or any other Loan Document, all dividends and other distributions on the Pledged Collateral shall be paid directly to the Administrative Agent and retained by it in the Assignee Deposit Account as part of the Pledged Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, each Borrower agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured or waived, any cash dividend or distribution theretofore paid to the Administrative Agent shall, upon request of a Borrower (except to the extent theretofore applied to the Obligations), be returned by the Administrative Agent to such Borrower without undue delay.

5.05        Special Provisions Relating to Accounts.

(a)           Other than those Deposit Accounts, Securities Accounts and Commodity Accounts and Lockboxes disclosed on Annex  2 (together with such Deposit Accounts, Securities Accounts, Commodity Accounts, Lockboxes and similar operating accounts as have been consented to by the Administrative Agent from time to time, which consent shall not be unreasonably withheld), no Borrower shall maintain, nor or permit any other Person to maintain on behalf of such Borrower or any Subsidiary Guarantor, any Deposit Account, any Securities Account, any Commodity Account or any Lockbox over which the Administrative Agent does not have “control” (as defined in the Uniform Commercial Code), with agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent; provided that such Borrower or such Subsidiary Guarantor may maintain zero balance accounts, payroll accounts or any other Deposit Account which does not carry a balance greater than $500,000 for a period of more than twenty (20) consecutive days at any time; provided, further, that the total aggregate daily balances of all such excluded Deposit Accounts shall not exceed $2,000,000.

(b)           On or before the Closing Date, the Borrowers shall establish (a) a Deposit Account at KeyBank and a Securities Account at McDonald Investments Inc. solely for the purpose of holding Secured Bond Assets and (b) a Deposit Account at KeyBank and a Securities Account at McDonald Investments Inc. solely for the purpose of holding Secured Loan Assets.  Notwithstanding the proviso in clause (a) above, the Borrowers shall at all times maintain the Administrative Agent’s perfected security interest in all Secured Bond Assets and Secured Loan Assets and will not close such Deposit Accounts or such Securities Accounts (or terminate the related Deposit Account Control Letters and Securities Account Control Agreements executed in connection therewith) without the prior written consent of the Administrative Agent, except, in connection with the Secured Bond Assets, upon the early tender, redemption, repurchase or other prepayment in full of the Fixed Rate Bonds due in 2005 to the extent permitted by the Credit Agreement.

5.06        Special Provisions Relating to Material Intellectual Property Collateral.

(a)           Each Borrower shall from time to time (but not more than once per Fiscal Quarter), furnish to the Administrative Agent, statements and schedules further identifying and describing any new Material Intellectual Property Collateral pledged pursuant to clause (b) below and such other reports in connection with the Material Intellectual Property Collateral, as the Administrative Agent may reasonably request to the extent necessary to perfect its security interest therein, all in reasonable detail.

(b)           Each Borrower agrees that, should it obtain an ownership interest in any new Material Trademark, Material Patent or Material Copyright, including any issued patent or patent application, or any trademark or copyright registration or application, which is not now scheduled as a part of the Material Intellectual Property Collateral, any such new Material Intellectual Property Collateral (along with the related rights thereto described in clauses (ii) through (iv) of the definition of Material Patent Collateral and Material Trademark Collateral, and clauses (ii) through (iii) of the definition of Material Copyright Collateral, as applicable) will automatically become part of the Material Intellectual Property Collateral.  Each Borrower authorizes the Administrative Agent to modify Exhibit A to any Collateral Assignment of Security Interest in Patents and Patent Applications, Collateral Assignment of Security Interest in Trademarks and Licenses or Collateral Assignment of Security Interest in Copyrights executed by such Borrower (and shall cooperate with the Administrative Agent in effecting any such amendment) to include any issued patent or patent application and any trademark or copyright registration or application which becomes part of the Material Intellectual Property Collateral.

(c)           No Borrower shall discontinue use of, fail to maintain or otherwise abandon any issued patent or patent application or any trademark or copyright registration or application now or hereafter included in the Material Intellectual Property Collateral except in the exercise such Borrower’s reasonable business judgment.

(d)           Each Borrower shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect the Material Trademark Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Material Trademark Collateral, consistent with the quality of the products and services as of the date hereof, and taking all steps reasonably necessary to ensure that all licensed users of any of the Material Trademark Collateral use such consistent standards of quality.

(e)           Each Borrower agrees to notify the Administrative Agent promptly and in writing if it learns (i) that any Material Intellectual Property Collateral has been determined to have become abandoned, or dedicated to the public, (ii) of the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office or any court) regarding any Material Intellectual Property Collateral or (iii) of any adverse determination with respect to the validity or enforceability in any material respect of any Material Intellectual Property Collateral.

(f)            In the event that a Borrower makes a determination in its reasonable business judgment that any Material Intellectual Property Collateral has been infringed or misappropriated by a third party, such Borrower shall promptly notify the Administrative Agent and will take such actions as such Borrower deems appropriate in its reasonable business judgment under the circumstances to protect such Material Intellectual Property Collateral.

5.07        Remedies upon Event of Default.  During the period during which an Event of Default shall have occurred and be continuing:

(a)           each Borrower shall, at the request of the Administrative Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Administrative Agent and such Borrower, designated in its request;

(b)           the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c)           the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not such UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the Laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by Law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and each Borrower agrees to take all such action as may be appropriate to give effect to such right);

(d)           the Administrative Agent in its discretion may, in its name or in the name of any Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e)           the Administrative Agent may, upon ten Business Days’ prior written notice to the applicable Borrower of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, the other Secured Parties or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the

Collateral so disposed of at any public sale (or, to the extent permitted by Law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of such Borrower, any such demand, notice and right or equity being hereby expressly waived and released.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

Each Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities Laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Borrower acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

5.08        Deficiency.  If the Proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.07 are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, each Borrower shall remain liable for any deficiency to the extent such Borrower is obligated under this Agreement.

5.09        Private Sale.  Neither the Administrative Agent nor any other Secured Party shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.07 conducted in a commercially reasonable manner.  Each Borrower hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

5.10        Application of Proceeds.  The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under Section 4 or this Section 5, shall be applied by the Administrative Agent as it shall determine in its reasonable discretion in accordance with the terms of the Credit Agreement.

5.11        Attorney-in-Fact.  The Administrative Agent shall hereby have the right, and each Borrower hereby irrevocably makes, constitutes, and appoints the Administrative Agent (and all officers, employees, or agents designated by the Administrative Agent) as its true and lawful attorney-in-fact and agent, with full power of substitution, from time to time following the occurrence of an Event of Default which is continuing and without assent by such Borrower: (a) to effectuate, in such Borrower’s name, such Borrower’s obligations under this Agreement, (b) in such Borrower’s or Administrative Agent’s name: (i) to demand payment of the Accounts, (ii) to enforce payment of the Accounts, by legal proceedings or otherwise, (iii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts and any other Collateral, (iv) to settle, adjust, compromise, extend, or renew the Accounts, (v) to settle, adjust, or compromise any legal proceedings brought to collect the Accounts, (vi) if permitted by applicable Law, to sell or assign the Accounts and other Collateral, (vii) to take control, in any manner, of any item of payment or Proceeds relating to any Collateral, (viii) to prepare, file, and sign such Borrower’s name on a proof of claim in a bankruptcy against any Account Debtor or on any notice of Lien, assignment, or satisfaction of Lien in connection with any Accounts, (ix) to do all acts and things reasonably necessary, in the Administrative Agent’s good faith discretion, to fulfill such Borrower’s obligations under this Agreement, (x) to endorse the name of such Borrower upon any of the items of payment or Proceeds relating to any Collateral and deposit the same to any deposit account over which the Administrative Agent has control, (xi) to endorse the name of such Borrower upon any Chattel Paper, document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to the Accounts, Inventory and any other Collateral, (xii) to use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors, (xiii) to use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Collateral to which such Borrower has access, (xiv) to make and adjust claims under such policies of insurance insuring the Collateral, receive and endorse the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies, and make all determinations with respect to such policies, and (xv) to notify post office authorities to change the address for delivery of such Borrower’s mail to an address designated by the Administrative Agent, receive and open all mail addressed to such Borrower, and, after removing all collections of the Accounts, forward the mail to such Borrower, (c) to pay or discharge taxes or Liens levied against the Collateral; (d) to the extent not inconsistent with the applicable Lockbox Agreement and Deposit Account Agreement, and Deposit Account Control Letter to take all action necessary to grant the Administrative Agent sole access to any lockbox or Deposit Account of such Borrower or any other Borrower, (e) to contact Account Debtors to pay any collections of Accounts to the Lockbox, (f) upon notice to the Borrower Representative, to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral and to enforce any other right in respect of any Collateral; (g) upon notice to the Borrower Representative, to defend any suit, action or proceeding brought against a Borrower with respect to any Collateral; (h) upon notice to the Borrower Representative, to settle, compromise or adjust any such suit, action or proceeding; (i) to sell, transfer, pledge, or make any agreement with respect to the Collateral; and (j) to do, at the Administrative Agent’s option and the Borrowers’ expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral.

5.12        Locations, Etc.  Without at least 30 days’ prior written notice to the Administrative Agent, no Borrower shall change its location (as defined in Section 9-307 of the UCC) or change its legal name from the name shown as its current legal name on Annex 1.

5.13        Further Assurances; Post-Closing Items.

(a)           Post-Closing Foreign Pledge Agreements.  Each applicable Borrower agrees that, within 60 days of the Closing Date (or such longer period as reasonably agreed by the Administrative Agent), such Borrower will execute an applicable foreign law pledge agreement or instrument (and any required filings or notices), in form and substance reasonably satisfactory to the Administrative Agent, to perfect under such applicable foreign law, the Administrative Agent’s security interest purported to be granted hereunder in the Borrowers’ stock and other ownership interest of each of Intermec International B.V., a Netherlands corporation, Intermec Technologies GmbH, a German corporation, Intermec Technologies S.r.l., an Italian corporation, Intermec Technologies U.K. Limited, a U.K. corporation, Intermec Technologies S.A.S., a French corporation and Intermec Technologies, S.A., a Spanish corporation.

(b)           Liquidation of Foreign Subsidiary; Merger of Foreign Subsidiary with and into an Excluded Foreign Subsidiary.  Upon the liquidation of any Foreign Subsidiary

(other than an Excluded Foreign Subsidiary) or the merger or consolidation of any Foreign Subsidiary (other than an Excluded Foreign Subsidiary) with and into any Excluded Foreign Subsidiary, to the extent that the Administrative Agent reasonably determines that such liquidation, merger or consolidation negatively affects (other than in a de minimis manner) the interest of the Administrative Agent or the Lenders under the Loan Documents or in the Collateral, the Borrowers will take any and all reasonable actions, in form and substance satisfactory to the Administrative Agent, as may be required, at the Borrowers’ option, (i) to fully perfect the Administrative Agent’s security interest (which shall secure an equal or greater economic value than the security interest in existence prior to such liquidation, merger or consolidation) in the ownership interest of any successor entity, which may include, without limitation, U.S. and foreign law stock pledges, filings and assignments; provided that the Borrowers shall not be required to pledge any equity interest in any Subsidiary of their first-tier Foreign Subsidiaries or more than 65% of their ownership interest in any Foreign Subsidiary) or (ii) to provide the Administrative Agent with a first priority perfected security interest in substitute Collateral of at least equal or greater economic value (as determined by the Administrative Agent in its reasonable discretion).

(c)           General.  Each Borrower agrees that, from time to time upon the reasonable written request of the Administrative Agent, such Borrower will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement (as may be limited by the proviso in  Section 5.01 hereof) and to enforce its rights and remedies hereunder and any security interest granted pursuant to any other Loan Document (including, without limitation, with respect to the Material  Intellectual Property Collateral).

5.14        Termination.  When all Obligations shall have been paid in full and the Commitments and all LC Exposure under the Credit Agreement shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Borrower.  The Administrative Agent shall also execute and deliver to the respective Borrower, at such Borrower’s expense upon such termination such UCC termination statements, certificates and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral.

5.15        Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned for any obligee of the Obligations, whether as a voidable preference, fraudulent conveyance, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 6.              Miscellaneous.

6.01        Notices.  All notices, requests, consents and demands hereunder shall be in delivered and construed in accordance with the terms of the Credit Agreement.  However, any notice required hereunder to be delivered by a Borrower may be delivered on such Borrower’s behalf by the Borrower Representative.

6.02        No Waiver.  No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any other Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by Law.

6.03        Amendments, Etc.  The terms of this Agreement may be waived, altered or amended only in a writing duly executed by the Borrowers and the Administrative Agent (with the consent of the Required Lenders or as otherwise required pursuant to Section 13.1 of the Credit Agreement).  Any such amendment or waiver shall be binding upon the Administrative Agent, each other Secured Party and each holder of any of the Obligations and the Borrowers.

6.04        Expenses.  Each Borrower agrees to reimburse the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and including internal counsel) for all reasonable costs and expenses incurred by them in connection with (i) any Event of Default or Potential Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of such Borrower in respect of the Collateral that such Borrower has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall be Obligations.

6.05        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Borrower, the Administrative Agent, the other Secured Parties and each holder of any of the Obligations (provided, however, that no Borrower shall assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent).

6.06        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

6.07        Governing Law.   This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

6.08        Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.09        Agents and Attorneys-in-Fact.  The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

6.10        Severability.  If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the other Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

UNOVA, INC.

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Senior Vice President and CFO

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Vice President

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

INTERMEC TECHNOLOGIES CORPORATION

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Vice President

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

INTERMEC INTERNATIONAL INC.

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Vice President

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

INTERMEC TECHNOLOGIES MANUFACTURING, LLC

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Vice President

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

INTERMEC IP CORP.

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Vice President

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

UNOVA IP CORP.

	/s/	Michael E. Keane
By		Michael E. Keane
Title:		Vice President

	/s/	Kenneth L. Cohen
By		Kenneth L. Cohen
Title:		Vice President and Treasurer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

	/s/	Marianne T. Meil
By		Marianne T. Meil
Title:		Vice President